Exhibit (a)(5)

Gannett Media Corp., a Subsidiary of Gannett Co., Inc., Announces Fundamental Change Company
Notice and Offer to Repurchase for Cash Relating to its 4.750% Convertible Senior Notes due 2024

MCLEAN, VA November 29, 2019 – Gannett Media Corp. (formerly known as Gannett Co., Inc.) (the “Issuer”) announced today that, in connection with the closing on November 19, 2019 of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 5, 2019, by and among Gannett Co., Inc. (formerly known as New Media Investment Group Inc.) (“Parent”), the Issuer, Gannett Holdings LLC (formerly known as Arctic Holdings LLC), a wholly owned subsidiary of Parent (“Intermediate Holdco”), and Arctic Acquisition Corp., a wholly owned subsidiary of Intermediate Holdco, the Issuer delivered a notice to holders of its 4.750% Convertible Senior Notes due 2024 (the “Notes”), pursuant to the Indenture, dated as of April 9, 2018, between the Issuer and U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of November 19, 2019 (such Indenture, as so amended and supplemented, the “Indenture”), among the Issuer, Parent and the Trustee, of a Fundamental Change Company Notice and Offer to Repurchase for Cash (the “Notice”).  The Merger constituted both a “Fundamental Change” and a “Make-Whole Fundamental Change” (each as defined in the Indenture).

In connection with the Fundamental Change, and as more fully described in the Notice, pursuant to the Indenture, on or before midnight, New York City time, on December 30, 2019 (the “Fundamental Change Repurchase Offer Expiration Date”), each holder shall, subject to certain conditions, have the right to require the Issuer to purchase all of such holder’s Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple thereof, for cash on December 31, 2019 (the “Fundamental Change Repurchase Date”) at a repurchase price equal to 100% of the principal amount of such Notes or such portion of the principal amount of Notes, as applicable, plus accrued and unpaid interest thereon from October 15, 2019 to, but excluding, the Fundamental Change Repurchase Date.  Holders who surrender their Notes for repurchase may withdraw such Notes at any time prior to midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date.

In connection with the Make-Whole Fundamental Change, and as more fully described in the Notice, each holder may elect to convert all or any portion, if the portion to be converted is $1,000 principal amount or an integral multiple thereof, of such holder’s Notes into 82.4572 units of reference property per $1,000 principal amount of Notes, with each such unit (each, a “unit of Reference Property”) comprised of 0.5427 shares of Parent common stock, par value $0.01 per share, and $6.25 of cash. The Issuer expects to elect to settle conversions in connection with the Make-Whole Fundamental Change either by delivery of units of Reference Property or by payment of cash, in each case, in accordance with the terms of the Indenture.  Holders who wish to convert their Notes must satisfy the requirements set forth in the Indenture.

Following the Fundamental Change Repurchase Date, each holder may retain all of such holder’s Notes, or any portion of the principal amount thereof not surrendered for repurchase or converted into units of Reference Property, through maturity on April 15, 2024 (the “Maturity Date”), maintaining the right, assuming such Notes are not earlier redeemed, on or after January 15, 2024 until the close of business on April 11, 2024, the second scheduled trading day immediately preceding the Maturity Date (or during certain earlier periods, subject to the satisfaction of certain conditions set forth in the Indenture), to convert such Notes into units of Reference Property at the conversion rate then in effect.

Holders should review the Notice carefully and consult with their own financial and tax advisors. Holders must make their own independent decision as to whether or not to surrender their Notes for repurchase or to convert their Notes into units of Reference Property and, if so, the amount of such Notes to surrender or convert, or to retain their Notes. None of the Issuer, Parent, their respective affiliates, boards of directors, officers, employees, advisors or representatives, or the Trustee is making any representation or recommendation to the holder as to whether to surrender their Notes for repurchase, exercise their conversion rights or retain their notes.

Forward-Looking Statements

Certain statements in this press release may constitute forward-looking statements. Forward-looking statements include all statements that are not historical facts. Words such as “anticipate(s)”, “expect(s)”, “intend(s)”, “plan(s)”, “target(s)”, “project(s)”, “believe(s)”, “will”, “aim(s)”, “would”, “seek(s)”, “estimate(s)” and similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are based on the Issuer’s and Parent’s respective management’s current expectations and beliefs, and neither the Issuer nor Parent can give any assurance that their expectations or beliefs will be attained. These forward-looking statements are not a guarantee of future performance and are subject to a number of known and unknown risks, uncertainties and other factors that could cause actual results or events to differ, possibly materially, from the expectations or estimates reflected in such forward-looking statements, including, among others:

•	the risk that the parties may be unable to achieve the anticipated benefits of the merger, including synergies and operating efficiencies, within the expected time-frames, or at all;

•	the risk that the businesses will not be integrated successfully or that integration may be more difficult, time-consuming or costly than expected;

•
the risk that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected;

•	general economic and market conditions;

•	the retention of certain key employees; and

•	the combined company’s ability to grow its digital marketing and business services initiatives, and grow its digital audience and advertiser base.

Additional risk factors that could cause actual results to differ materially from expectations include, but are not limited to, the risks identified by the Issuer and Parent in their respective most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as the risks identified in the registration statement on Form S-4 (File No. 333-233509) filed by Parent in connection with the Merger. All forward-looking statements speak only as of the date on which they are made. Except to the extent required by law, the Issuer and Parent expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained in this Notice or documents incorporated by reference to reflect any change in their expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

About Gannett Co., Inc.

Gannett Co., Inc. (NYSE: GCI) is an innovative, digitally focused media and marketing solutions company committed to strengthening communities across our network. With an unmatched reach at the national and local level, Gannett touches the lives of nearly 140 million people monthly with our Pulitzer-Prize winning content, consumer experiences and benefits, and advertiser products and services. Gannett brands include the USA TODAY and more than 260 daily local newspaper brands, digital marketing services companies, ReachLocal, WordStream, and ThriveHive and U.K. media company Newsquest. Following the completion of their recent merger, starting November 20, 2019, New Media Investment Group Inc. trades on the New York Stock Exchange under Gannett Co., Inc. and its ticker symbol has changed to “GCI”.  To connect with us, visit www.gannett.com.

Contact:

Ashley Higgins & Stacy Cunningham, Gannett Investor Relations
investors@gannett.com
(212) 479-3160
or
Media:
Chrissy Terrell, Gannett Public Relations
caterrell@usatoday.com
703-854-5292
or
Jonathan Gasthalter/Nathaniel Garnick
Gasthalter & Co.
(212) 257-4170

Source: Gannett Co., Inc.